UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2005

PROVENA FOODS INC.

(Exact name of registrant as specified in its charter)

California	1-10741	95-2782215
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS employer Identification No.)

5010 Eucalyptus Avenue, Chino, California	91710
(Address of principal executive offices)	(Zip Code)

(909) 627-1082

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition

The following is the text of a press release including registrant's results for the 1st quarter of 2005 which registrant 3rd quarter of 2005 which registrant intends to have published on November 10, 2005:

FOR IMMEDIATE RELEASE - November 10, 2005 - CHINO, CA

PROVENA FOODS INC.(“PZA” - AMEX) REPORTS THIRD QUARTER RESULTS

CHINO, Calif., Provena Foods Inc. (AMEX: PZA) incurred a net loss of $211,060 for the 3rd quarter and $532,351 for the 1st nine months of 2005 compared to net losses of $545,091 and $1,204,550 a year ago. The Company’s sales were up 2% in the 3rd quarter and up 14% in the 1st nine months of 2005 compared to the same periods of 2004. Both the meat and the pasta divisions contributed to the decreases in losses and increases in sales in both periods, except that in the 3rd quarter of 2005, the meat division’s sales were down 1% and the pasta division's loss was up 4%.

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Sales	$13,965,713	$13,708,284	43,126,885	37,829,174
Cost of Sales	13,401,238	13,303,983	40,916,460	36,440,964

Gross profit	564,475	404,301	2,210,425	1,388,210
Operating Expenses:
Distribution	408,222	367,058	1,249,070	1,277,067
General and administrative	489,691	433,067	1,538,313	1,414,310

Operating loss	(333,438)	(395,824)	(576,958)	(1,303,167)
Interest expense and other financing costs, net	(164,372)	(154,098)	(625,918)	(404,149)
Other Income, net	147,605	64,131	360,480	176,566

Loss before income taxes	(350,205)	(485,791)	(842,396)	(1,530,750)
Income tax expense (benefit)	(139,145)	59,300	(310,045)	(326,200)

Net loss	(211,060)	(545,091)	(532,351)	(1,204,550)

Loss per share:
Basic and diluted	(0.06)	(0.16)	(0.16)	(0.36)

Shares used in computing loss per share.
Basic and diluted:	3,412,842	3,398,272	3,382,503	3,346,043

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

No financial reports or exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2005	PROVENA FOODS INC.

	By	/s/ Thomas J. Mulroney
Thomas J. Mulroney Vice President and Chief Financial Officer